Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) the reference to Netherland, Sewell & Associates contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2020, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance” on page 313 and (ii) our third-party letter report dated January 13, 2021, concerning our estimates of the proved reserves and future revenue, as of December 31, 2020, to the BP America Production Company interest in certain oil and gas properties located in the United States (the Third-Party Report), which is included as Exhibit 15.4 to the Form 20-F.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 22, 2021